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FLEETBOSTON REPORTS 2001 NET INCOME OF $931 MILLION

FOURTH QUARTER LOSS OF $507 MILLION OR $.49 PER SHARE INCLUDES
CHARGES FOR PREVIOUSLY ANNOUNCED ACTIONS TO STRENGTHEN
BALANCE SHEET AND ADDITIONAL CHARGE FOR ARGENTINA

        Boston, Massachusetts, January 29, 2002: FleetBoston Financial (FBF-NYSE) announced today a loss for the fourth quarter of $507 million, or $.49 per share compared with net income of $894 million, or $.81 per share in the fourth quarter of 2000. Included in the fourth quarter charges were $650 million after tax, announced in December, primarily related to valuation adjustments in principal investing and loan reserve strengthening, and $538 million of after-tax charges announced today related to Argentina (impact of all fourth quarter charges is $1.14 per share).

        Over the last several weeks, Argentina has undergone substantial political change and has begun instituting a number of new economic measures, which included abandoning the country’s fixed dollar-to-peso exchange rate and converting certain dollar-denominated loans and deposits into pesos. While financial regulations and implementation issues are still in a state of flux, based on the information available to date, the Corporation recorded an additional charge in the fourth quarter. This charge is related to the mandated revaluation of the balance sheet and to establish reserves for the anticipated impact of these measures on our customers and our operations. The Corporation is working with the new Argentine government in its efforts to stabilize the economy and we will continue to monitor the situation very closely. FleetBoston has a very experienced management team in Argentina, where we have operated for over 85 years, and have managed through numerous political and economic crises in the past.

        For 2001, earnings were $931 million, or $.83 per share, versus $3.9 billion, or $3.52 per share, in 2000. The decline in earnings from the prior year was mainly due to losses in 2001 from writedowns in Principal Investing and Argentina, the sale of Fleet Mortgage, higher credit costs, and merger/integration charges related to the acquisition of Summit Bancorp.

        Chad Gifford, President and Chief Executive Officer of FleetBoston commented, "The past year has been difficult and challenging for the financial sector. The economic reversals were almost unprecedented and many sectors within the financial services industry were adversely affected, none more so than the capital markets. Our three main market-oriented businesses (Principal Investing, Robertson Stephens and Quick & Reilly) posted a loss in 2001 after registering record-breaking profits in 2000. In addition, a weakening global economy and the turmoil in Argentina resulted in further pressure on our loan portfolio and we took action in this area by aggressively addressing our problem loans and boosting loan loss reserves."

        Gifford continued, “As we look forward to 2002 and beyond, I see many reasons for optimism. We have created a preeminent franchise in the northeast. We are now focusing on the opportunity to capitalize on what we have built by becoming externally focused in our approach and using our strength to increase market share. Our retail customer service efforts are making steady progress and we are enthused by the prospects for our asset management business, which now includes Liberty Asset Management. On the corporate side, we have one of the strongest commercial banking franchises in the country and look forward to better integrating our product strengths with our many strong relationships.”

Credit Quality/Balance Sheet

        As part of the fourth quarter actions, the Corporation increased its loan loss reserves by $900 million, or 33%, to $3.6 billion, or 2.83%, of total loans. The provision for credit losses, including the charges referred to previously, was $1.4 billion in the current quarter and net chargeoffs were $475 million. In the fourth quarter of 2000, the provision was $315 million and net chargeoffs were $318 million. Nonperforming assets were $1.85 billion, or 1.44% of related assets at December 31, 2001, including the placement of a loan to a major retailer and credits related to an energy company on nonperforming status in the fourth quarter.

        Total assets at December 31, 2001 were $204 billion, compared with $219 billion at December 31, 2000. The decline from a year ago was due, in part, to the reduction of low-margin assets in connection with the Summit merger, a decline in the loan portfolio in light of a weakening economy, and the sale of our mortgage company in June. Stockholders’ equity amounted to $17.6 billion at December 31, 2001 with a common equity to assets ratio of 8.5% and a tangible common equity ratio of 6.18%.

        A detailed financial package containing supplemental information on the fourth quarter financial results can be found by accessing the Corporation’s web site www.fleet.com. Eugene M. McQuade, Vice-Chairman and Chief Financial Officer, will hold a conference call, which will be broadcast live on the Corporation’s web site, at 9:00 AM today to discuss fourth quarter results.

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        This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally, including the economic effects of the September 11, 2001 terrorist attacks against the United States and the response of the United States to those attacks and a further deterioration in credit quality, including the resultant effect on the level of the Corporation’s nonperforming assets and chargeoffs; (2) continued economic, political and social instability in Argentina; (3) interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, including continued weakness in the global capital markets and the impact of such weakness on the Corporation’s Principal Investing and other capital markets businesses; (4) changes in the competitive environment for financial services organizations and the Corporation’s ability to manage those changes; (5) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) technological changes, including the impact of the Internet on the Corporation’s businesses; (7) the ability of the Corporation to fully realize expected cost savings and realize those savings within the expected timeframes; and (8) the level of costs related to the integration of acquired businesses. For further information, please refer to the Corporation’s reports filed with the SEC.